Exhibit 10.80
SECOND AMENDMENT
TO THE
PHELPS DODGE CORPORATION
SUPPLEMENTAL SAVINGS PLAN

  Effective as of January 1, 1997, Phelps Dodge Corporation (the “Company”) adopted the Phelps Dodge Corporation Supplemental Savings Plan (the “Plan”) as an amendment and restatement of the supplemental savings provisions of the Comprehensive Executive Non-qualified Retirement and Savings Plan of Phelps Dodge Corporation. The Plan was most recently amended and restated generally effective January 1, 2005, and was subsequently amended on one occasion. The Plan is being amended by this Second Amendment to reflect the conversion of Phelps Dodge Corporation Common Stock to Freeport-McMoRan Copper & Gold Inc. Common Stock as a result of the acquisition of Phelps Dodge Corporation by Freeport-McMoRan Copper & Gold Inc., with this Second Amendment being specifically contingent on the completion of the merger transaction contemplated by that certain Agreement and Plan of Merger dated as of November 18, 2006.

1.  The provisions of this Second Amendment shall be effective as of the date on which the merger of Phelps Dodge Corporation with Freeport-McMoRan Copper & Gold Inc. is completed or “closed.” If such transaction does not close, this Second Amendment shall have no force and effect.

2.  This Second Amendment shall amend only those Sections set forth herein and those Sections not amended hereby shall remain in full force and effect.

3.  Section 6.3(e) (INVESTMENT DIRECTION - COMPANY STOCK FUND) of the Plan is amended and restated in its entirety to provide as follows:

  (e)  COMPANY STOCK FUND. Upon the closing of the merger transaction between Phelps Dodge Corporation and Freeport-McMoRan Copper & Gold Inc. (“FCX”), Participants may no longer either direct future contributions into or transfer an existing Account balance into Company securities or FCX securities.

4.   Article 6 (INVESTMENT DIRECTION) of the Plan is amended by adding a new Section 6.3(f) to read as follows:

  (f)  INVESTMENT ELECTIONS AFTER PDC/FCX TRANSACTION. Upon the closing of the merger transaction between Phelps Dodge Corporation and FCX, FCX will acquire all of Phelps Dodge Corporation’s outstanding shares of common stock in exchange for a combination of cash and FCX Common Stock. Effective as of the date of the closing and in accordance with the terms of the merger, each Participant holding Phelps Dodge Corporation common stock shall receive $88.00 in cash and 0.67 shares of FCX Common Stock for each share of Phelps Dodge Corporation common stock. Such FCX Common Stock received shall be held in an FCX Common Stock Fund unless and until a Participant elects to liquidate his investment of shares in the FCX Common Stock Fund and direct the investment of those proceeds into one or more of the other Investment Funds. Such cash received shall be invested in the Money Market Fund until such time that a Participant directs the investment of the cash proceeds into one or more of the other Investment Funds. In addition, any future contributions directed to the purchase of Phelps Dodge Corporation common stock shall be made to the Money Market Fund.

5.  Section 9.3C (POWERS OF THE INVESTMENT COMMITTEE) is amended by changing the reference to the “Phelps Dodge Common Stock Fund” therein to the “FCX Common Stock Fund.”

6.  Any inconsistent provisions of the Plan shall be read consistent with this Second Amendment.

  IN WITNESS WHEREOF, the undersigned has executed this Second Amendment as of the 16th day of March, 2007.

PHELPS DODGE CORPORATION

By_/s/ Nancy F. Mailhot___________
Nancy F. Mailhot
Senior Vice President, Human Resources